      As filed with the Securities and Exchange Commission on May 14, 2001

                                                            Registration No.333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                          UNIVERSAL DISPLAY CORPORATION
             (Exact name of registrant as specified in its charter)

             Pennsylvania                                3575                                23-2372688
   (State or other jurisdiction of          (Primary Standard Industrial       (I.R.S. Employer Identification No.)
    incorporation or organization)                Classification No.)

                             375 Phillips Boulevard
                             Ewing, New Jersey 08618
                                 (609) 671-0980
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              SHERWIN I. SELIGSOHN
                Chief Executive Officer and Chairman of the Board
                          Universal Display Corporation
                             375 Phillips Boulevard
                             Ewing, New Jersey 08618
                                 (609) 671-0980
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all communications to:

                             RICHARD A. SILFEN, ESQ.
                           Morgan, Lewis & Bockius LLP
                               1701 Market Street
                             Philadelphia, PA 19103
                                 (215) 963-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

========================= ====================== ======================= ====================== ======================
 Title of Each Class of                             Proposed Maximum       Proposed Maximum
    Securities to be          Amount to be         Offering Price Per     Aggregate Offering          Amount of
       Registered              Registered                Share                   Price            Registration Fee
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
   Common Stock to be           1,950,242                $16.25               $31,691,433             $7,923(1)
   offered by selling
      shareholders
========================= ====================== ======================= ====================== ======================

(1) Fee calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended. Estimated solely for the purpose of calculating the registration fee based on the average of the high and low prices per share of the Registrant's common stock on May 7, 2001, as reported on the Nasdaq National Market System.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may change. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED MAY 14, 2001




                                1,950,242 Shares

                                   [graphic]





                                  Common Stock




                                  ------------

                                   PROSPECTUS

                                  ------------



   The shareholders of Universal Display Corporation identified in this prospectus under "Selling Shareholders," or their donees or pledgees, are offering up to 1,950,242 shares of our common stock for resale to the public. The selling shareholders will be selling shares of common stock that they own or that they can acquire by exercising warrants that they own.

   We will not receive any proceeds from the resale of shares of our common stock by the selling shareholders. We are paying the expenses of this offering.

   The primary market for our common stock is the Nasdaq National Market System, where it trades under the symbol "PANL." Our common stock is also traded on the Philadelphia Stock Exchange under the symbol "PNL." On May 11, 2001, the last reported sale price of our common stock on the Nasdaq National Market System was $16.20 per share.

   An investment in our common stock involves significant risks. You should carefully consider the risk factors beginning on page 5 of this prospectus before investing in our common stock.

   The shares of common stock have not been approved by the Securities and Exchange Commission or any state securities commission, nor have they determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.




                 The date of this prospectus is ________, 2001

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Cautionary Statement Concerning Forward-Looking Statements ..............     1

Universal Display Corporation ...........................................     2

Risk Factors ............................................................     5

The Offering ............................................................    11

Use of Proceeds .........................................................    11

Selling Shareholders ....................................................    12

Plan of Distribution ....................................................    14

About this Prospectus ...................................................    15

Where You Can Find More Information .....................................    15

Legal Opinion ...........................................................    16

Experts .................................................................    16

                              CAUTIONARY STATEMENT
                     CONCERNING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve a number of risks and uncertainties. For such statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. A number of factors could cause our actual results, performance or achievements or those of the display technology industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to:

   o competition in the display technology industry in general and in our specific target markets;

   o changes in prevailing interest rates and the availability of and terms of financing to fund the growth of our business;

   o inflation;

   o changes in costs of goods and services;

   o economic conditions in general and in our specific target markets;

   o changes in consumer preferences and tastes;

   o demographic changes;

   o changes in, or failure to comply with, federal, state, local or foreign government regulation;

   o liability and other claims asserted against us;

   o changes in our commercialization strategy;

   o the ability to attract and retain qualified personnel;

   o changes in our capital expenditure plans; and

   o other factors referred to in this prospectus

In addition, the forward-looking statements included in this prospectus are not meant to predict future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seek," "pro forma," "anticipates," "intends," or "potential" or the negative of, or any other variations on, those terms or comparable terminology, or by discussion of strategy or intentions. Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements. We disclaim any obligation to update these factors or to announce the results of any revisions to any of the forward-looking statements contained in this prospectus publicly to reflect future events or developments.

                         UNIVERSAL DISPLAY CORPORATION

   This is a summary of information appearing elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes to the financial statements, appearing elsewhere in this prospectus or in our annual and quarterly reports and other filings with the Securities and Exchange Commission. References in this prospectus to "we," "us," "Company" and "our" refer to Universal Display Corporation, together with its wholly-owned subsidiary, UDC, Inc.

Our Company

   Universal Display Corporation is engaged in the research, development and commercialization of organic light emitting diode, or OLED, technology for use in flat panel displays, lasers and light generating devices. We expect the initial market for our technology to be in the electronic flat panel display industry. This industry includes such products as:

   o cellular phone displays;

   o portable personal digital assistants and Internet access-type devices;

   o laptop computers; and

   o television and computer monitors.

   Stanford Resources, Inc. estimated the size of the electronic display market to be approximately $41 billion in 2000. The flat panel part of this market is approximately $17 billion in 2000.

   We have the exclusive, perpetual, worldwide license to commercialize all OLED technology, intellectual property and know-how developed by Princeton University and the University of Southern California, subject to the terms of our Sponsored Research Agreement and License Agreement with those universities. To date, 34 patents have been issued in the United States. Approximately 40 patent applications (with corresponding foreign protection) have been filed, and additional patents are being filed monthly. We have also obtained a license, with rights to sublicense, to 70 US patents, approximately 4 US patent applications, and additional foreign patents related to OLED technology owned by Motorola, Inc.

Our OLED Technology

   Organic light emitting diodes are made of material containing a carbon-based substance that has the capability to emit light when electric current is passed through it. We, in collaboration with our research and development partners, are working towards commercializing innovative OLED technology, including the following six proprietary OLED technology platforms

   o TOLED Technology: Our transparent OLED can be used to create transparent displays for information displays on windshields, cockpit displays on aircraft and head mounted displays. TOLEDs can also be used in numerous portable electronic applications because of their bright colors, high contrast, low power requirements and top emission characteristics.

   o SOLED Technology: Unlike traditional side-by-side display architecture, which places the red, green and blue picture elements, or pixels, horizontally next to each other, our stacked OLED stacks the red, green and blue pixels vertically on top of each other. Thus, to display green in the conventional architecture, you turn off the red and blue pixels, leaving spaces between each of the illuminated green pixels. In SOLED, to display green, you turn off the red and blue sections of the stacked pixel component. The stacked architecture of the SOLED may increase the resolution of the display by a factor of three.

   o FOLED Technology: Unlike conventional displays, our flexible OLEDs can be built on flexible materials such as plastic. We believe that such displays will be lighter in weight and will have lower power requirements. The FOLED also may provide the opportunity to apply low cost roll to roll (web processing) technologies to display fabrication, which can reduce the cost, and therefore expand the market, of electronic flat panel displays.

   o Organic Laser Technology: We and our research partners are attempting to develop a fourth technology platform based upon the ability to fabricate an organic laser utilizing OLED technology. In the September 25, 1997 issue of Nature, our research partners announced what they believed to be the first evidence of lasing from vacuum deposited thin films of organic molecules. We believe this is a significant first step towards the realization of electrically pumped, solid-state lasers based on organic thin films.

   o High Efficiency Materials: A fifth technology platform respects the use of molecules that emit light through the process of phosphorescence. This class of molecules has the potential for higher efficiency, lower power and longer lifetimes than conventional OLED technology which involves the emission of light through the process of fluorescence. We and our research partners first announced this discovery in the September 10,1999 issue of the scientific journal, Nature.

   o Organic Vapor Phase Deposition: A sixth technology platform involves the use of a carrier gas stream in a hot walled reactor at low vacuum to precisely deposit the thin layers of organic materials used in OLED displays. Conventional OLED fabrication equipment evaporates the organic molecules at high vacuum. We have entered into a Development and License Agreement with Aixtron AG, a German company that manufactures precision semiconductor production equipment for LED's, to further develop, commercialize and produce manufacturing equipment for OLEDs based on this technology.

Our Research Partners

   Princeton and USC have been performing research on OLED technology for many years, and have continued that research for us since 1994. The sponsored research agreement between us and our research partners, which was originally executed in 1994, was extended in 1997 for five additional years and is subject to further extension by mutual agreement.

   Key members of our research team include Dr. Stephen Forrest at Princeton and Dr. Mark R. Thomson at USC. There are approximately 20 researchers at Princeton and USC who are engaged in OLED research.

Our Commercialization Strategy

   Our approach to developing technology and penetrating the electronic display market has four major components:

o We are continuing to fund our research partners under the current sponsored research agreement and to obtain the worldwide exclusive rights to all intellectual property invented in the project.

o We are working on the development of reliable commercial prototypes and the optimization of the fabrication processes. In 1999, we moved into an 11,000 square foot space near Princeton, New Jersey to serve as a pilot line facility and technology transfer center.

o We have entered into Agreements with an Equipment manufacturer, Aixtron AG; and an organic materials developer and supplier, PPG Industries, Inc., to further develop and commercialize our technology, and potentially obtain royalties from the sales of certain equipment and revenues from the sales of certain materials to OLED manufacturers.

o We intend to license our proprietary OLED technology and enter into joint ventures and other strategic alliances with experienced manufacturers and users of display products for the volume manufacture, distribution and sale of products based upon this technology. We do not presently intend to become a volume manufacturer.

Our Development Partners

   We have entered into agreements with three companies:

o Effective October 1, 2000, the Company entered into a Development and License Agreement with PPG Industries, Inc. (PPG) to leverage our OLED flat panel display technology with PPG's expertise in organic materials development and manufacturing. A team of PPG scientists and engineers will assist us in developing and commercializing our proprietary OLED system. Present staffing levels will provide the full time services of 7 PPG employees, plus managerial services. Based upon current staffing levels, we anticipate issuing to PPG approximately 114,000 shares of common stock annually for the period from January 1, 2001 through December 31, 2005, of which 227,766 shares are being offered hereunder. In addition, we anticipate issuing to PPG annually warrants to purchase up to an additional 114,000 shares of our common stock over the period from January 1, 2001 through December 31, 2005, of which warrants to purchase 113,883 shares of our common stock are being offered hereunder. The amount of equity to be obtained by PPG under the agreement is subject to adjustment under certain circumstances. PPG's services have an estimated value of approximately $11 million. PPG also has the right to request that we grant royalty bearing licenses to PPG for use of our OLED technology in certain applications. This agreement was amended effective March 7, 2001.

     We also entered into a Supply Agreement with PPG whereby PPG will be the exclusive supplier of our proprietary materials through December 31, 2007. PPG will sell the materials to us, and we will resell them to OLED manufacturers.

o Effective September 29, 2000, we entered into a License Agreement with Motorola, Inc., whereby we obtained the rights, with the right to sublicense, to 70 US patents, 4 pending US patents, and certain foreign patents of Motorola, Inc., related to OLEDs. Our agreement with Motorola also includes the opportunity to meet with their product development group, although there are no assurances that Motorola will purchase any products from the Company or its licensees, or use any of the Company's technology in their products. In connection with the rights granted to the Company under the agreement, we issued to Motorola 200,000 shares of common stock, 300,000 shares of Convertible Preferred Stock (each share convertible into one share of common stock, subject to adjustment under certain circumstances, and vesting 75,000 shares per year), and Warrants to purchase an additional 150,000 shares.

o Effective July 19, 2000, we entered into a Development and License Agreement with Aixtron AG of Germany to further develop and commercialize manufacturing equipment for OLEDs based on a proprietary UDC technology called Organic Vapor Phase Deposition (OVPD). Aixtron AG is a world leader in the production of manufacturing equipment for LED's using MOCVD (Metal-organic chemical vapor deposition) technology. Under the agreement, UDC and Aixtron will engage in a joint development program to commercialize OVPD equipment. Aixtron has the exclusive license to produce equipment based on this technology, and UDC will receive a royalty from the sale of the equipment.

Executive Offices

   Our executive offices are located at 375 Phillips Boulevard, Ewing, New Jersey 08618. Our phone number is (609) 671-0980. Our web site can be found at www.universaldisplay.com.

                                  RISK FACTORS

   An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors before making an investment decision concerning our common stock. You should not purchase our common stock if you cannot afford the loss of your entire investment.

We do not expect to be profitable in the foreseeable future, and may never be profitable.

   Since inception, we have not generated any product revenues, and have incurred significant losses, resulting in an accumulated deficit of approximately $28.2 million, as of December 31, 2000. We expect to incur losses for the foreseeable future and until such time, if ever, as we are able to achieve sufficient levels of revenue from the commercial exploitation of the OLED technology to support our operations. You should note, however, that:

   o OLED technology may never become commercially viable;

   o markets for flat panel displays utilizing the OLED technology may be limited; and

   o we may never generate sufficient revenues from the commercial exploitation of the OLED technology to become profitable.

   Additionally, even if we find commercially viable applications for our OLED technology, we may never recover our research and development costs.

If we do not receive additional financing in the future, we will not be able continue the research, development and commercialization of our OLED technology.

   Our capital requirements have been and will continue to be significant. The completion of the research, development and commercialization of the OLED technology for potential applications will require significant additional effort and resources. Our cash on hand is not sufficient to meet all of our future obligations. When we need additional funds, such funds may not be available on commercially reasonable terms or at all. If we cannot obtain more money when we need it, our business might fail. Additionally, if we attempt to raise money in an offering of our common stock, the issuance of additional stock will dilute our then existing shareholders.

If our OLED technology is not feasible for product applications, we may never generate significant revenues.

   At this time, we are unable to determine the feasibility of our OLED technology for the commercial viability of any potential applications. Before products utilizing the OLED technology are manufactured and sold, we must make substantial advances in our research and development efforts in a number of areas, including:

   o reliability;

   o the development of more fully saturated colors for full color displays;

   o integration with drive electronics; and

   o issues related to scalability and cost effective fabrication technologies for product applications.

   The development of an electrically pumped laser is also necessary before products based on the organic laser research are manufactured and sold. Our efforts may never demonstrate the feasibility of our OLED technology, particularly for use in full color, large area, high resolution, high information content flat panel display applications.

   Our research and development efforts remain subject to all of the risks associated with the development of new products based on emerging and innovative technologies, including, without limitation, unanticipated technical or other problems and the possible insufficiency of the funds allocated to complete its development. Technical problems may result in delays and cause us to incur additional expenses that would increase our losses. If we cannot complete our research and development of the OLED technology successfully, or if we experience delays in completing our research and development of the OLED technology for use in potential applications, particularly after the occurrence of significant expenditures, our business may fail.

Even if our technology is technically feasible, it may not be accepted by the market.

   The potential size, timing and viability of market opportunities targeted by us are uncertain at this time. Market acceptance of the OLED technology will depend, in part, upon such technology providing benefits comparable to CRT and LCD technology (the current standard for display quality) at an appropriate cost, and its adoption by consumers, neither of which have been achieved. Many potential licensees of the OLED technology manufacture flat panel displays utilizing competing technologies and may, therefore, be reluctant to redesign their products or manufacturing processes to incorporate the OLED technology. Potential licensees may never utilize the commercially viable OLED technology.

If our research partners fail to make advances in their research, or if they terminate their relationship with us, we might not succeed in commercializing our OLED technology.

   Research and development of commercially viable applications for OLED technology is dependent on the success of the research efforts of our research partners conducted under our sponsored research agreement with them. We cannot assure you that our research partners will make additional advances in the research and development of the OLED technology.

   Although we fund the OLED technology research, the scope of and technical aspects of the research as well as the resources and efforts directed to such research is subject to the control of our research partners. Our sponsored research agreement provides that if Dr. Forrest is unavailable to continue to serve as a principal investigator, either because he is no longer associated with Princeton or otherwise, and a successor acceptable to both us and Princeton is not available, Princeton has the right to terminate the sponsored research agreement. The 1997 sponsored research agreement, which expires in July 2002, may not be extended. The termination or expiration of the sponsored research agreement or the 1997 license agreement would materially and adversely affect our ability to research, develop and commercialize our OLED technology.

If we cannot form strategic relationships with companies that manufacture and use products that incorporate our OLED technology, our commercialization strategy will fail.

   Our strategic plan depends upon the development of strategic relationships with companies that will manufacture and use products incorporating its OLED technology. We have not yet entered into any such strategic relationships, although we have entered into a Development and Licensing Agreement with Aixtron AG to develop and commercialize a new type of production equipment for OLEDs based upon our proprietary technology. Our agreement with Motorola also includes the opportunity to meet with their product development group, although there are no assurances that Motorola will purchase any products from UDC or its licensees. Our agreements with PPG provide us with the capability to sell chemicals to our licensees. In December, 1999, we moved into a new facility which includes a prototype pilot line and technology transfer facility to accelerate the development and commercialization of our technology. We cannot assure you that such a facility will allow us to enter into such strategic relationships.

   Our prospects will be significantly affected by our ability to sublicense the OLED technology and successfully develop strategic alliances with third parties for incorporation of the OLED technology into flat panel displays manufactured by others. Strategic alliances may require financial or other commitments by us. We might not be able, for financial or other reasons, to enter into strategic alliances on commercially acceptable terms, or at all. Failure to do so would have a material adverse effect on us.

If we cannot protect our intellectual property rights, or if our technology infringes the rights of others, our business will suffer.

   Our rights to the OLED technology are dependent on patents and other intellectual property rights relating to the OLED technology that are licensed to us by Princeton and USC. Thirty-four U.S. patents have already been issued, approximately 40 additional patent applications are pending in the United States and corresponding international patent applications have been filed to cover the major industrial countries. However, there can be no assurance that additional patents applied for will be obtained or that any such patents will afford us commercially significant protection of our OLED technology, or will be found valid if challenged. In connection with our license agreement with Motorola, Inc., we have obtained a license to 70 additional OLED-related U.S. patents, 4 patent applications, related foreign patents and applications, and the right to sublicense this technology.

   The patent laws of other countries may differ from those of the United States as to the patentability of the OLED technology and the degree of protection afforded. Older companies and institutions may independently develop equivalent or superior technologies and may obtain patent or similar rights with respect thereto. There are a number of other companies and organizations that have been issued patents and are filing additional patent applications relating to OLED technology, including Eastman Kodak Corporation, which holds a number of patents related to OLED technology. There can be no assurance that the exercise of some aspects of our licensing rights respecting its OLED technology being developed by Princeton and USC or those licensed from Motorola, Inc. will not infringe on the patents of others, in which event we or our research partners may be required to obtain a license, pay damages, modify their products or method of operation or be prohibited from making, using, selling or offering to sell some or all products incorporating our OLED technology. We also might not have the financial or other resources necessary to enforce or defend a patent infringement action, and the licensors of our licensed technology might not enforce an action in a timely manner. If products incorporating our OLED technology are found to infringe upon the patent or other intellectual property rights of others, it could have a material adverse effect on us.

The federal government has rights to our OLED technology that might prevent us from realizing its benefits.

   The United States government, through the Defense Advanced Research Projects Agency, has provided funding to Princeton and us for research activities related to certain aspects of its OLED technology. The federal government could obtain rights to this technology, which would affect our rights as follows:

   o If all or certain aspects of the OLED technology develop from our funding to Princeton, and those aspects are deemed to fall within the planned and committed activities of DARPA's funding, the federal government, pursuant to federal law, could have certain rights relating to the OLED technology.

   o If the federal government determines that we have not taken effective steps to achieve practical application of such technology in a field of use in a reasonable time, it may require us to grant licenses to other parties in any such field of use.

   o The federal government could restrict our ability to market the OLED technology to the federal government for military and other applications.

   o The federal government's continued funding of ours and Princeton's research activities may also give it rights to aspects of the OLED technology developed in the future.

   If so, we might not realize the benefits of that technology.

Because many of our competitors have better name-recognition, and greater financial, technical, marketing and research capabilities than us, we may never be able to compete successfully in the flat panel display industry.

   The flat panel display industry is characterized by intense competition. The market is currently, and will likely continue to be, dominated by products utilizing LCD technology. Numerous companies are making substantial investments in, and conducting research to improve characteristics of, LCD technology. Several other flat panel display technologies have been, or are being, developed, including field emission, inorganic electroluminescence, polymeric light emitting diode, gas plasma and vacuum fluorescent displays. In addition, other companies are engaged in research and development activities with respect to technology using OLEDs. Advances in LCD technology or any of these developing technologies may overcome their limitations or become the leading technology for flat panel displays, either of which could limit the potential market for flat panel displays utilizing the Company's OLED technology.

   Substantially all of these competitors have better name recognition and greater financial, technical, marketing, personnel and research capabilities than us. Our competitors may succeed in developing technologies and applications that are more cost-effective or have fewer display limitations than our OLED technology. We may never be able to compete successfully or develop commercial applications for our OLED technology.

If we cannot keep our key employees or hire other talented persons as we grow, our business might not succeed.

   Our performance is substantially dependent on the continued services of senior management and other key personnel, and its ability to offer competitive salaries and benefits to its employees. We do not have employment agreements with any of our management or key personnel. Additionally, competition for highly skilled technical, managerial and other personnel is intense. We might not be able to attract, hire, train, retain and motivate the highly skilled managers and employees we need to be successful. If we fail to attract and retain the necessary technical and managerial personnel, we will suffer and might fail.

We can issue shares of preferred stock that can adversely affect your rights as a shareholder.

   Our articles of incorporation authorize us to issue up to 5,000,000 shares of preferred stock with designations, rights and preferences determined from time-to-time by our board of directors. Accordingly, our board is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of our common shareholders. For example, an issuance of shares of preferred stock could:

   o adversely affect the voting power of the common shareholders;

   o make it more difficult for a third party to gain control of us;

   o discourage bids for our common stock at a premium; or

   o otherwise adversely affect the market price of the common stock.

   Our board has designated and issued (a) 200,000 shares of Series A Preferred Stock, all of which are held by an entity controlled by Sherwin Seligsohn and
(b) 300,000 shares of Series B Convertible Preferred Stock, which shares are convertible into shares of our common stock in accordance with our articles of incorporation. We may issue additional shares of our authorized preferred stock at any time in the future.

The market price of our common stock might be highly volatile.

   The market price of our common stock might be highly volatile, as has been the case with the securities of other emerging growth companies. Factors such as:

   o our operating results;

   o announcements by us or our competitors of technological developments, new product applications or license arrangements; and

   o other factors affecting the flat panel display industry generally may have a significant impact on the market price of our common stock.

In recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies, particularly small and emerging-growth companies.

If our shares are delisted, you might not be able to sell your investment in our company.

   Our common stock is listed on the Nasdaq National Market System. To continue to be listed on that market, however, we must maintain, with certain exceptions, maintenance criteria, including:

   o specified levels for total assets;

   o market value of the public float;

   o total capital and surplus; and

   o a minimum bid price per share.

The failure to meet such maintenance criteria in the future may result in the delisting of our common stock from the Nasdaq National Market System. Thereafter, trading, if any, in our common stock would be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, you could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock.

If we are delisted, trading in our common stock may become subject to additional regulation that could further limit the liquidity of your investment.

   In addition, if our common stock were to become delisted from trading on Nasdaq and the trading price of the common stock were to remain below $5.00 per share, trading in the common stock would also be subject to the requirements of additional rules under the Exchange Act. These rules require additional disclosure by broker-dealers in connection with any trades involving any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, prior to any so-called penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing prior to effecting the transaction and in writing before or with the customer confirmation. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of your investment.

This offering, as well as the issuance of other publicly traded shares, could drive our stock price down.

   Following the effectiveness of our registration statement, the shares of common stock offered by the selling shareholders will become freely salable in the public market. Although the sale of these additional shares to the public might increase the liquidity of our shareholders' investments, the increase in the number of shares available for public sale could drive the price of our common stock down, thus reducing the value of your investment and perhaps hindering our ability to raise additional funds in the future. To the extent other restricted shares become freely salable, whether through an effective registration statement or under Rule 144 of the Securities Act, or we issue additional shares that might be or become freely salable, you could expect our stock price to decrease.

Pursuant to the terms of our agreement with PPG, we may have to issue PPG more shares than we anticipate if our stock price goes down.

    Pursuant to the development and license agreement we entered into with PPG, we are required to issue to PPG, for the services they expect to render to us during a particular calendar year during the term of the agreement, shares of common stock based on the value of such services at the beginning of the year. If, at the time of issuance, the price of our common stock has declined materially since the date we executed the agreement with PPG, we may be required to issue to PPG more shares of common stock than we initially anticipated. This increase in the number of shares available for public sale could cause people to sell our shares, including short sales, which could drive the price of our common stock down, thus reducing the value of your investment and perhaps hindering our ability to raise additional funds in the future. In addition, this increase in the number of shares outstanding would further dilute our existing stockholders.

   Despite the possibility of the increased issuances referred to above, we believe that no circumstances exist in which the total number of shares issued to PPG pursuant to the development and license agreement could reasonably be expected to exceed twenty percent (20%) of the shares outstanding at the execution of the agreement. We reach this conclusion based on the fact that the development and license agreement requires us to issue to PPG a number of shares of common stock calculated by dividing the value of the services provided to us by PPG by the average of our stock price over a 90 day period prior to the time the calculation is performed. However, the development and license agreement contains a minimum price to be used in this calculation. A decline in the market price below this minimum price would result not in the issuance by us to PPG of additional shares of common stock, but rather the payment to PPG of cash in an amount determined as set forth in the development and license agreement. After considering the anticipated value of the services to be provided by PPG, and the minimum price referred to above, we have concluded that no circumstances exist in which the total number of shares of common stock issued to PPG could reasonably be expected to exceed twenty percent (20%) of the shares outstanding at the execution of the agreement.

                                  THE OFFERING

   The selling stockholders are offering for resale up to 1,950,242 shares of our common stock. Of the 1,950,242 shares of our common stock being offered by the selling shareholders, 1,159,621 shares of common stock will be issued upon the exercise of outstanding warrants.

   We originally issued the shares of common stock, and the warrants exercisable for shares of common stock, that the selling stockholders are offering as follows:

   In December 2000, we issued an aggregate of 790,231 units in a private placement to investors at $8.50 per unit. Each unit consisted of one share of common stock and one warrant to purchase one share of common stock. The exercise price of the warrants underlying the units is 120% of the average closing price of common stock for five trading days immediately preceding the initial closing of the December 2000 private placement, and these warrants have a five-year term. All of the shares of common stock that are part of the units and shares of common stock to be issued upon the exercise of the warrants that are still outstanding are included in this offering.

   The selling shareholders pursuant to this prospectus may sell the shares of common stock offered for resale in a secondary offering. Under the terms of the transactions described above, we are contractually required to register all of the shares of common stock that are described above.

                                USE OF PROCEEDS

   The selling shareholders will receive the proceeds from the resale of the shares of common stock. We will not receive any proceeds from the resale of the shares of common stock by the selling shareholders.

                              SELLING SHAREHOLDERS

   The following table sets forth information regarding the beneficial ownership of shares of common stock by the selling shareholders as of May 7, 2001, and the number of shares of common stock covered by this prospectus. Except as otherwise noted below, none of the selling stockholders has held any position or office, or has had any other material relationship with us or any of our affiliates within the past three years.

   Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days after May 7, 2001 are deemed outstanding and to be beneficially owned by the selling shareholders holding such options or warrants.

                                                                                                          Beneficial Ownership
                                                                                                         After Resale of Shares
                                                                            Number of        Maximum     ----------------------
                                                                             Shares         Number of     Number
                                   Names of                               Beneficially    Shares Being      of
                             Selling Shareholders                            Owned          Offered       Shares    Percent (1)
                             --------------------                         ------------    ------------    ------    ----------
David Patrick Cummings and Kevin Michael Cummings (2) .................        5,882           5,882        0            *
Cooper & Cummings, LLC (2) ............................................        5,882           5,882        0            *
Carol A. Cummings (2) .................................................        5,882           5,882        0            *
Alfred Abramson and Donna Abramson (2) ................................        5,882           5,882        0            *
Ronald R. Berndt and Lillian J. Berndt (2) ............................       17,646          17,646        0            *
Alfred G. Yates, Jr. and Barbara L. Yates (2) .........................        5,882           5,882        0            *
Dr. E. Robert Libby (2) ...............................................        3,528           3,528        0            *
Ralph Arizini, Jr. and Lois Arizini (2) ...............................        3,528           3,528        0            *
Oliver D. Goldman (2) .................................................        5,882           5,882        0            *
Kenneth J. Cummings and Susan R. Cummings (2) .........................        5,882           5,882        0            *
John M. Poole (2) .....................................................        5,882           5,882        0            *
Jerry K. Cooper and Ellen M. Cooper (2) ...............................        5,882           5,882        0            *
David K. Cummings/Carol A. Cummings (2) ...............................       11,764          11,764        0            *
Peter A. Vosgerichian (2) .............................................       23,528          23,528        0            *
Forrest S. Williams (2) ...............................................        3,528           3,528        0            *
John E. Karpac and Lorraine Karpac (2) ................................       58,882          58,882        0            *
Robert A. Ward, Jr. (2) ...............................................        5,882           5,882        0            *
Robert Brasier (2) ....................................................        3,528           3,528        0            *
Ronald Scoleri and Myra Scoleri (2) ...................................       11,764          11,764        0            *
Bruce W. Baldwin (2) ..................................................       11,764          11,764        0            *
Robert E. Zakian (2) ..................................................        5,882           5,882        0            *
Tina Turner (2) .......................................................        5,882           5,882        0            *
Rene J. Kern, Jr. and Nancy S. Kern (2) ...............................       11,764          11,764        0            *
A. Charles Winkelman (2) ..............................................        8,234           8,234        0            *
Miles A. Jellinek and Annabelle O. Jellinek (2) .......................        3,528           3,528        0            *
Alan M. Kaplan (2) ....................................................        3,528           3,528        0            *
Joshua S. Winkelman (2) ...............................................        3,528           3,528        0            *
Pramod K. Biyani (2) ..................................................        5,882           5,882        0            *
Scott A. Davis and Rae E. Davis (2) ...................................        3,528           3,528        0            *
John Randolph (2) .....................................................        3,528           3,528        0            *
Thomas E. McDyer (2) ..................................................       23,528          23,528        0            *
Michael Negri and Michael Oles (2) ....................................        6,532           6,532        0            *
Provco Ventures I, L.P. (2) ...........................................      117,646         117,646        0            *
James E. Lakin (2) ....................................................       23,528          23,528        0            *
Charles J. Canepa (2) .................................................       23,528          23,528        0            *
Cynthia Burroughs Kandell and Alfred N.
 Kandell Jr. (2) ......................................................       21,176          21,176        0            *

                                                                                                          Beneficial Ownership
                                                                                                         After Resale of Shares
                                                                            Number of        Maximum     ----------------------
                                                                             Shares         Number of     Number
                                   Names of                               Beneficially    Shares Being      of
                             Selling Shareholders                            Owned          Offered       Shares    Percent (1)
                             --------------------                         ------------    ------------    ------    ----------
Scott B. Mexic (2) ....................................................        5,882           5,882        0            *
Matthew J. Bruff (2) ..................................................        5,882           5,882        0            *
Theodore Nichols (2) ..................................................        8,470           8,470        0            *
Paul P. Giunto (2) ....................................................       11,764          11,764        0            *
George L. Seward (2) ..................................................       17,646          17,646        0            *
John E. Freyer (2)  ...................................................        5,882           5,882        0            *
Michael J. Whalen (2) .................................................       23,528          23,528        0            *
Louis E. Wollenweber (2) ..............................................       10,588          10,588        0            *
Louis P. Bansbach IV (2) ..............................................       11,764          11,764        0            *
Richard Triberti (2) ..................................................        8,470           8,470        0            *
Leon Triberti (2) .....................................................        5,882           5,882        0            *
Robert K. Dalton (2) ..................................................        5,882           5,882        0            *
Edward Clarkson Shaw (2) ..............................................       10,588          10,588        0            *
John J. Hanley (2) ....................................................        5,882           5,882        0            *
E. Laurence White (2) .................................................        5,928           5,928        0            *
Chris Shay (2) ........................................................        5,882           5,882        0            *
James D. Kreidle (2) ..................................................        6,532           6,532        0            *
James M. Fleming (2) ..................................................        6,532           6,532        0            *
Louis P. Bansbach III (2) .............................................        5,882           5,882        0            *
Brooke B. Maloy (2) ...................................................        5,882           5,882        0            *
G. Garo Chalian (2) ...................................................       21,176          21,176        0            *
Raffi Chalian (2) .....................................................        2,352           2,352        0            *
Delaware Charter Guarantee & Trust Co. FBO
 Robert C. L. (2) .....................................................       23,294          23,294        0            *
Russell J. Dispense (2) ...............................................        6,532           6,532        0            *
Avalanche Resources, Ltd. (2) .........................................      470,588         470,588        0            *
Virginia P. Edwards (2) ...............................................        8,470           8,470        0            *
Louise Abrahams (2) ...................................................       10,588          10,588        0            *
DRL Partners, LP (2) ..................................................        6,352           6,352        0            *
Richard Abrahams and Louise Abrahams (2) ..............................        6,352           6,352        0            *
Susan Schaumburger (2) ................................................       10,588          10,588        0            *
Robert Center (2) .....................................................        5,882           5,882        0            *
RLA 1993 Trust (2) ....................................................       23,294          23,294        0            *
David T. Abrahams and Ilene L. Abrahams (2) ...........................        3,528           3,528        0            *
Sheldon J. Stillman Trustee Sheldon J. Stillman Declaratio (2) ........        6,000           6,000        0            *
Claire Mindock (3) ....................................................       36,000          36,000        0            *
Mike Edwards (3) ......................................................       10,000          10,000        0            *
Kevin Maddox (3) ......................................................       25,000          25,000        0            *
Fred Bracher (3) ......................................................       10,000          10,000        0            *
Bob Lombardi (3) ......................................................       23,000          23,000        0            *
Ray Skrmetta (3) ......................................................        5,000           5,000        0            *
CVHLEE, LLC (3) .......................................................        5,000           5,000        0            *
Roger W. Christoph Trustee Roger W. Christoph Trust U/A (2) ...........       12,000          12,000        0            *
Ruth A. Terry and Stanford F. Terry (2) ...............................        4,704           4,704        0            *
Edward A. Skae, Jr. (2) ...............................................       20,000          20,000        0            *
Charles K. Hartley Defined Benefit Pension Plan U/A/D Ch (2) ..........       23,528          23,528        0            *

                                                                                                          Beneficial Ownership
                                                                                                         After Resale of Shares
                                                                            Number of        Maximum     ----------------------
                                                                             Shares         Number of     Number
                                   Names of                               Beneficially    Shares Being      of
                             Selling Shareholders                            Owned          Offered       Shares    Percent (1)
                             --------------------                         ------------    ------------    ------    ----------
Kenneth B. Leonard (2) ................................................        5,882           5,882           0         *
C. Keith Hartley (3) ..................................................        4,000           4,000           0         *
Paul P. Giunto (2) ....................................................       11,764          11,764           0         *
Dillon Capital LLC (3) ................................................        8,000           8,000           0         *
Crestview Capital Fund LP (4) .........................................      102,118         102,118           0         *
Zachary C. Salmon (5) .................................................      185,000         185,000           0         *
Dean Ledger (6) .......................................................      462,833         200,000     262,833        1.5%
Totals ................................................................    2,213,075       1,950,242     262,833        1.5%

---------------
*Less than 1%.

(1)  Based on 16,791,249 shares outstanding as of May 7, 2001.

(2) Of the shares of common stock beneficially owned, one-half represent shares of common stock that may be acquired immediately upon exercise of warrants.

(3) All shares of common stock beneficially owned represent shares of common stock that may be acquired immediately upon exercise of warrants.

(4) Includes 55,059 shares of common stock that may be acquired immediately upon exercise of warrants.

(5) Includes 110,000 shares of common stock that may be acquired immediately upon exercise of warrants.

(6) Includes 200,000 shares of common stock that may be acquired immediately upon exercise of warrants and 53,420 shares of common stock that may be acquired upon exercise of options that are currently exercisable.

                              PLAN OF DISTRIBUTION

   The selling shareholders, including any donees or pledgees who receive shares from the selling shareholders, may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock my be quoted, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling shareholders may sell the shares of common stock by one or more of the following methods, without limitation:

   o block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent, but may partition and resell a portion of the block as principal to facilitate the transaction;

   o purchases by the broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

   o an exchange distribution in accordance with the rules of the exchange;

   o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

   o negotiated transactions or otherwise, including an underwritten offering;

   o market sales (both long and short to the extent permitted under the federal securities laws);

   o in connection with short sales of the shares of Common Stock;

   o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options, if permitted under the securities laws, and

   o a combination of any of these methods of sale.

   In effecting sales, brokers and dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling shareholders or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. These commissions or discounts may exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling shareholders to sell a specified number of shares of common stock at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the selling shareholders, to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling shareholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell such shares of common stock form time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) at prices and on terms then prevailing at the time of sale, at prices then related to then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of shares of common stock commissions as described above. The selling shareholders may also sell the shares of common stock in accordance with Rule 144 under the Securities Act of 1933 (the "Securities Act") rather than pursuant to this prospectus.

   The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in sales of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with those sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

   From time to time, the selling shareholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon default by a selling shareholders, the broker may offer and sell such pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling shareholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required in the event the selling shareholders defaults under any customer agreement with brokers.

   We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares by the selling shareholders will be borne by the selling shareholders. The selling shareholders may agree to indemnify brokers, dealers or agents that participate in sales by the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                             ABOUT THIS PROSPECTUS

    You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, Suite

1300, New York, NY 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

   We have filed a Registration Statement on Form S-3, of which this prospectus forms a part, to register the resale of the shares with the SEC. As allowed by SEC rules, this prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

   The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

   The documents that we are incorporating by reference are:

   o Our Annual Report on Form 10-K for the year ended December 31, 2000, as amended;

   o Our Current Report on Form 8-K filed with the SEC on March 19, 2001, as amended March 21, 2001; and

   o The description of our common stock that is contained in our Registration Statement on Form SB-2 filed with the SEC on June 30, 1999, as amended August 25, 1999.

   Any documents which we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the end of any offering of securities made under this prospectus will also be considered to be incorporated by reference.

   If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. We will provide such documents to you free of charge, but will not include any exhibits, unless those exhibits are incorporated by reference into the document. You should address written requests for documents to Sidney D. Rosenblatt, Executive Vice President, Chief Financial Officer, Treasurer and Secretary, Universal Display Corporation, 375 Phillips Boulevard, Ewing, New Jersey
08618.

                                 LEGAL OPINION

   Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, will pass on the validity of the shares.

                                    EXPERTS

   The audited financial statements incorporated by reference in this prospectus and elsewhere in this registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                1,950,242 Shares









                                   [graphic]














                                  Common Stock







                                ----------------

                                   PROSPECTUS

                                ----------------
























                                __________, 2001

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution

         The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

                     SEC Registration fee                           $ 7,923
                     Transfer agent and registrar fees                1,500
                     Printing and engraving fees                      5,000
                     Legal fees                                      15,000
                     Blue Sky fees and expenses                       5,000
                     Accounting fees                                  5,000
                     Miscellaneous                                    5,000
                                                                    -------
                     Total                                          $44,423

The selling shareholders described in the prospectus included herewith will not pay any of the expenses of this offering.

Item 15.          Indemnification of Directors and Officers

         Chapter 17, Subchapter D of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL") contains provisions permitting indemnification of officers and directors of a business corporation in Pennsylvania.

         Sections 1741 and 1742 of the PBCL provide that a business corporation may indemnify directors and officers against liabilities and expenses they may incur as such in connection with any threatened, pending or completed civil, administrative or investigative proceeding, provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses.

         Section 1743 of the PBCL provides that the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

         Section 1746 of the PBCL grants a corporation broad authority to indemnify its directors and officers for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

         Section 1747 of the PBCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a representative of another corporation or other enterprise, against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Chapter 17 Subchapter D of the PBCL.

         The Registrant's Bylaws provide a right to indemnification to the full extent permitted by law, for expenses (including attorney's fees), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by any director or officer whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of the Registrant (a derivative action) by reason of the fact that such director or officer is or was serving as a director, officer, employee or agent of the Registrant or, at the request of the Registrant, as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, unless the act or failure to act giving rise to the claim for indemnification is financially determined by a court to have constituted willful misconduct or recklessness. The Bylaws provide for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification.

         The Registrant's Bylaws authorize the Registrant to take steps to ensure that all persons entitled to indemnification are properly indemnified, including, if the Board of Directors so determines, purchasing and maintaining insurance.

Item 16.          List of Exhibits

         The exhibits filed as part of this registration statement are as follows:

Exhibit
Number            Description
-------           ------------
5.1               Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.

23.1 Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1 hereto).

23.2              Consent of Arthur Andersen LLP.

24.1 Powers of Attorney (included as part of the signature page hereof).

Item 17.          Undertakings

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)      That,

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned thereunto duly authorized, in Ewing, New Jersey, on May 14, 2001.

                                  UNIVERSAL DISPLAY CORPORATION


                                  By: /s/ Sidney D. Rosenblatt
                                      -----------------------------------------
                                      Sidney D. Rosenblatt
                                      Executive Vice President, Chief Financial
                                      Officer, Treasurer and Secretary

         In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Each person in so signing also makes, constitutes and appoints Steven
V. Abramson and Sidney D. Rosenblatt, and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the securities and exchange commission pursuant to the requirements of the securities act of 1933, as amended, any and all amendments and post-effective amendments to this registration statement, and including any registration statement for the same offering that is to be effective upon filing pursuant to rule 462(b) under the securities act, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

            Signature                                    Title                          Date
            ---------                                    -----                          ----
                                      Chief Executive Officer and Chairman of the   May 14, 2001
/s/ Sherwin I. Seligsohn              Board (principal executive officer)
----------------------------------
Sherwin I. Seligsohn

                                      President, Chief Operating Officer and        May 14, 2001
/s/ Steven V. Abramson                Director
----------------------------------
Steven V. Abramson

                                      Executive Vice President, Chief Financial     May 14, 2001
                                      Officer, Treasurer, Secretary and Director
/s/ Sidney D. Rosenblatt              (principal financial and accounting officer)
----------------------------------
Sidney D. Rosenblatt

                                      Director                                      May 14, 2001
/s/ Leonard Becker
----------------------------------
Leonard Becker

                                      Director                                      May 14, 2001
/s/ C. Keith Hartley
----------------------------------
C. Keith Hartley
                                      Director                                      May 14, 2001
/s/ Elizabeth H. Gemmill
----------------------------------
Elizabeth H. Gemmill
                                      Director                                      May 14, 2001
/s/ Lawrence Lacerte
----------------------------------
Lawrence Lacerte

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